Exhibit 32

CERTIFICATIONS

Pursuant to 18 U.S.C. §1350, each of the undersigned certifies that, to his knowledge, this Quarterly Report on Form 10-Q/A for the period ended June 30, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Clean Harbors, Inc.

Date: November 14, 2003	/s/ ALAN S. MCKIM

Alan S. McKim
Chief Executive Officer

Date: November 14, 2003	/s/ MARK S. BURGESS

Mark S. Burgess
Chief Financial Officer